                                                                    EXHIBIT 99.1


                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
                           REPORTS SOLID FIRST QUARTER


HOUSTON, April 15, 2002 -- Southwest Bancorporation of Texas, Inc. (NASDAQ:
SWBT), the largest independent bank holding company in Houston, reported net income of $13.5 million for the three months ended March 31, 2002, compared to $12.5 million in the first quarter of 2001, an increase of 8 percent. Basic earnings per common share were 41 cents for the recent quarter, up from the 38 cents reported in the prior year. Diluted earnings per common share were 40 cents versus 37 cents reported for the first quarter of 2001, an increase of 8 percent.

Return on average assets was 1.26 percent for the first quarter of 2002 and return on average common shareholders' equity was 14.78 percent. This compares to a return on average assets of 1.32 percent and a return on average common shareholders' equity of 16.63 percent for the corresponding quarter of 2001.

"After a year of working against declining interest rates, we benefited this quarter from stable rates," said Paul B. Murphy, Jr., chief executive officer and president. "As the Federal Reserve maintained rates, we were able to show an improvement in our net interest margin on a linked quarter basis. At the same time, noninterest income was driven by strong gains in service charges and investment fees. Performance also benefited because the Houston economy continued to fare better than the national economy."

During the first quarter, the company continued its long-time strategic practice of hiring qualified, experienced bankers from the local market. Recently, Southwest Bank of Texas added 20 new calling officers, including Bill Pyle and Preston Moore who each have specialized in middle market commercial lending for over 20 years. Additionally, Barbara Vilutis, Sells Neuhaus and Debbie Gibson, who have a combined 75 years in serving trust and private banking customers, joined the bank after the first of the year. Mark Edwards, who has 23 years of experience, will be managing oil and gas and real estate assets for our trust customers. The bank is beginning to develop treasury management business regionally. Ralph Walker, a banker for 18 years, is leading this sales effort, a field where he has excelled for the past six years. On the credit side, Mike Stanberry, with 28 years of banking experience, is charged with the responsibility of credit policy, loan review and loan workout. Bryan Chapman, with 15 years of energy banking experience, and Kenneth Coulter, with 15 years of banking and leasing experience, have come on board. Sarah Peterson, a communications specialist, joined in March 2002 to head up corporate communications and investor relations. While the additions represent a major investment, these talented new team members are expected to contribute significantly to the bank's future growth. Initial results indicate to management that the investment in this pool of expertise will be very positive.

"Given the momentum of our people, products and market, we believe that we can achieve diluted earnings per share of $1.70 to $1.75 in 2002," continued Murphy. "This estimate calls for growth of 10 to13 percent, which would outperform the industry. One of the strengths of Southwest Bank of Texas has always been the simplicity of our balance sheet and the transparency of our business. Our results simply reflect core growth through a strategy of hiring good people, developing new products and increasing our share of our target market."

"This commitment to sustained quality and growth was recognized by Keefe, Bruyette & Woods, Inc., a New York investment banking firm specializing in banking and financial services, when it named Southwest Bank of Texas to its prestigious Honor Roll," noted Murphy. "This recognition of the country's best-performing banks acknowledges financial institutions that have continually reported increases in earnings per share, regardless of the banking environment, over the last decade. Only 14 banks in the United States posted a record that enabled them to be included on the Honor Roll, and Southwest Bank of Texas was second on the list with a ten-year compounded annual growth in earnings per share of 27.1 percent, more than double the Honor Roll median."

                               NET INTEREST INCOME

Net interest income for the three months ended March 31, 2002 was $42.5 million, an increase of $3.7 million, or 10 percent, from the same period last year. This increase was due primarily to a 12 percent increase in average interest-earning assets compared to the first quarter of 2001, partially offset by a decline in the net interest margin. Due to the steep decline in interest rates over the last year, the net interest margin declined from 4.53 percent in the first quarter of 2001. With rates stabilizing, however, the net interest margin increased from 4.37 percent in the fourth quarter of 2001 to 4.42 percent in the first quarter of 2002. "Achieving this kind of improvement in a stable rate environment bodes well for the kind of increases we could expect to see if interest rates move back up," added Murphy.

                               NONINTEREST INCOME

Noninterest income for the quarter was $16.2 million, an increase of 20 percent from the same period last year. Service charges on deposit accounts increased $3.0 million, or 53 percent, driven by deposit growth and by new products. Fees from investment services also showed strong gains, up 43 percent from the same period a year earlier, reflecting the expansion of the wealth management group. Mitchell Mortgage produced results that were the same as last year but better than expected in the first quarter, attesting to the continued resilience of the Houston housing market.

"Our strategic goal is to have a balanced portfolio of businesses," explained Murphy. "Variations in growth rates are normal in any business. By providing a number of fee-based services, we will minimize the impact of any one business and achieve smoother overall growth." Total noninterest income is now 27.6 percent of total income, an increase from 25.8 percent for the same period a year ago.


                              NONINTEREST EXPENSES

Noninterest expenses were $36.2 million for the quarter, an increase of 13 percent from the first quarter of 2001 and an increase of 3 percent from the fourth quarter of 2001. The increase is primarily attributable to the company's investment in experienced personnel, depreciation and maintenance on technology upgrades throughout the company, and increased service charges on correspondent accounts.

                                  ASSET QUALITY

"While nonperforming loans have increased somewhat, charge-offs actually declined from the fourth quarter of 2001," said Murphy, "and our asset quality continues to compare favorably to the rest of the industry. We anticipate additional pressure on loan quality measures, given the continuing uncertainty in the economy. However, our commitment to high credit quality standards and our diligence in applying those standards will not change. We expect the level of nonperforming assets to remain manageable and well below our peers." Nonperforming assets increased to $17.0 million or 0.62 percent of loans and other real estate at March 31, 2002, from $14.2 million or 0.53 percent of loans and other real estate as of December 31, 2001. Nonaccrual loans were $15.2 million at the end of the first quarter, compared to $11.0 million as of December 31, 2001.

                        TOTAL LOANS, ASSETS AND DEPOSITS

Total loans were $2.83 billion at March 31, 2002, up 10 percent from March 31, 2001, and up 2 percent from December 31, 2001. Total assets were $4.31 billion at March 31, 2002, an increase of 13 percent from the same period a year ago, and a decrease of 2 percent from December 31, 2001. Deposits totaled $3.32 billion at March 31, 2002, 7 percent higher than March 31, 2001 and 3 percent lower than December 31, 2001. Deposits, which seasonally peak in the fourth quarter, continued a traditional decline in the first quarter. Loan activity began to increase in early February and strengthened further in March with increased confidence in the economy.

In conjunction with the earnings release, you are invited to listen to the conference call that will be broadcast live over the internet on Tuesday, April 16, 2002 at 11:30 am Eastern Time with Paul B. Murphy, Jr., chief executive officer and president of Southwest Bank of Texas. The call can be accessed over the Internet at www.videonewswire.com/event.asp?id=4101, or by telephone at 1-800-752-1361 and requesting call number 01100-144.

Southwest Bancorporation of Texas, Inc. is the largest independent bank holding company headquartered in Houston, Texas. The company focuses on commercial, treasury management, private, retail and mortgage banking services to small and middle-market businesses and individuals. The bank has 32 full-service branches located throughout the Houston metropolitan area.

Certain of the matters discussed in this press release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Southwest Bancorporation of Texas, Inc. (the "Company") to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify such forward-looking statements. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: (a) the effects of future economic conditions on the Company and its customers; (b) governmental monetary and fiscal policies, as well as legislative and regulatory changes; (c) the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks; (d) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet; and (e) the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.

Contacts:

Randy Meyer, EVP & CFO                    John McWhorter, SVP/Controller

713-232-8832                              713-235-8808

rmeyer@swbanktx.com                       johnm@swbanktx.com



Sarah Peterson, SVP/Corp. Communications

713-232-1115

speterson@swbanktx.com

==============================================================================

SOUTHWEST BANCORPORATION OF TEXAS, INC.
CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

                                                            1Q-92        1Q-01      % CHANGE     FY 01        FY 00
                                                          ----------   ----------   --------   ----------   ----------
                                                                       ($ in 000's except per share data)
BALANCE SHEET AVERAGES
  Loans held for investment                               $2,694,550   $2,470,497      9.1%    $2,557,337   $2,192,250
  Loans held for sale                                         79,020       77,579      1.9%        80,358       89,090
  Investment securities                                    1,074,243      835,349     28.6%       909,512
  Securities purchased under resale agreements                21,089       47,302    -55.4%        19,961        9,626
  Fed funds sold and other earnings assets                    24,528       34,773    -29.5%        46,846       43,537
                                                          ----------   ----------    -----     ----------   ----------
    TOTAL INTEREST-EARNING ASSETS                          3,893,430    3,465,500     12.3%     3,600,449    3,244,015
  Allowance for loan losses                                  (32,503)      28,891)    12.5%       (30,528)     (25,326)
  Cash and due from banks                                    225,660      192,655     17.1%       181,453      161,180
  Other assets                                               258,002      229,439     12.4%       244,369      154,264
                                                          ----------   ----------              ----------   ----------
    TOTAL ASSETS                                          $4,344,589   $3,858,703     12.6%    $3,995,743   $3,534,133
  Noninterest-bearing deposits                            $  904,276   $  828,507      9.1%    $  836,366   $  774,111
  Interest-bearing demand deposits                            34,303       64,912    -47.2%        62,510       58,093
  Savings deposits                                         1,453,126    1,303,696     11.5%     1,395,183    1,159,773
  Time deposits                                              917,885      896,244      2.4%       901,822      829,047
                                                          ----------   ----------              ----------   ----------
    Total deposits                                         3,309,590    3,093,359      7.0%     3,195,881    2,821,024
  Fed funds purchased and other interest-bearing
    liabilities                                              640,347      424,196     51.0%       435,851      415,029
  Other liabilities                                           21,532       34,524    -27.6%        29,611       41,168
  Minority interest in consolidated subsidiary                 1,417        1,335      6.1%         1,267        1,319
  Shareholders' equity                                       371,703      305,289     21.8%       333,133      255,593
                                                          ----------   ----------              ----------   ----------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $4,344,589   $3,858,703     12.6%    $3,995,743   $3,534,133
                                                          ==========   ==========              ==========   ==========
INCOME STATEMENT DATA
  Interest and fees on loans                              $   43,382   $   55,977    -22.5%    $  205,123   $  210,990
  Interest on securities                                      14,379       13,593      5.8%        53,297       57,755
  Interest on fed funds sold and other earning assets            191        1,126    -83.0%         2,727        3,421
                                                          ----------   ----------              ----------   ----------
    TOTAL INTEREST INCOME                                     57,952       70,696    -18.0%       261,147      272,166
                                                          ----------   ----------              ----------   ----------

  Interest on deposits                                        12,693       26,523    -52.1%        85,834       98,688
  Interest on fed funds purchased and other borrowings         2,797        5,423    -48.4%        15,324       22,974
                                                          ----------   ----------              ----------   ----------
    TOTAL INTEREST EXPENSE                                    15,490       31,946    -51.5%       101,158      121,662
                                                          ----------   ----------              ----------   ----------
    NET INTEREST INCOME                                       42,462       38,750                 159,989      150,504
  Provision for loan losses                                    2,500        1,750     42.9%         7,500        7,053
                                                          ----------   ----------              ----------   ----------
    NET INTEREST INCOME AFTER PROVISION                       39,962       37,000                 152,489      143,451
  Service charges on deposit accounts                          8,693        5,684     52.9%        27,653       20,765
  Investment services                                          2,417        1,693     42.8%         7,244        6,017
  Other fee income                                             2,806        2,864     -2.0%        11,206        9,719
  Other operating income                                       2,278        3,206    -28.9%        12,041        6,859
  Gain (loss) on sales of securities, net                          1           17    -94.1%            14         (467)
                                                          ----------   ----------              ----------   ----------
    TOTAL NONINTEREST INCOME                                  16,195       13,464                  58,158       42,893
                                                          ----------   ----------              ----------   ----------

  Salaries and benefits                                       20,973       18,787     11.6%        78,049       67,060
  Occupancy expenses                                           5,485        4,987     10.0%        21,532       18,021
  Merger-related expenses and other charges                        -            -      0.0%             -        4,122
  Other expenses                                               9,741        8,225     18.4%        33,580       30,954
                                                          ----------   ----------              ----------   ----------
    TOTAL NONINTEREST EXPENSES                                36,199       31,999     13.1%       133,161      120,157
                                                          ----------   ----------              ----------   ----------
    INCOME BEFORE INCOME TAXES AND MINORITY INTEREST          19,958       18,465      8.1%        77,486       66,187
  Provision for income taxes                                   6,388        5,920      7.9%        24,745       22,607
  Minority interest                                               25           30    -16.7%        24,119
                                                          ----------   ----------              ----------   ----------
    NET INCOME                                            $   13,545   $   12,515      8.2%    $   52,717   $   43,461
                                                          ==========   ==========              ==========   ==========
    BASIC EARNINGS PER COMMON SHARE                       $     0.41   $     0.38      7.9%    $     1.60   $     1.34
                                                          ==========   ==========              ==========   ==========
    DILUTED EARNINGS PER COMMON SHARE                     $     0.40   $     0.37      8.1%    $     1.55   $     1.29
                                                          ==========   ==========              ==========   ==========
    PERIOD END # OF SHARES OUTSTANDING                        33,004       32,808      0.6%        32,924       32,705
    WEIGHTED AVG # OF SHARES OUTSTANDING (INCL CSE'S)         34,081       34,141     -0.2%        34,076       33,629

                                                            1Q-02        1Q-01      % CHANGE     FY 01        FY 00
                                                          ----------   ----------   --------   ----------   ----------
                                                                       ($ in 000's except per share data)
NONPERFORMING ASSETS
  Nonaccrual loans                                        $   15,153   $    6,336     139.2%   $   11,020   $    8,345
  Accruing loans 90 or more days past due                        845          982     -14.0%        2,179        1,107
  ORE and OLRA                                                   963        1,222     -21.2%        1,037          454
                                                          ----------   ----------              ----------   ----------
    Total nonperforming assets                            $   16,961   $    8,540      98.6%   $   14,236   $    9,906
                                                          ==========   ==========              ==========   ==========
CHANGES IN ALLOWANCE FOR LOAN LOSSES
  Allowance for loan losses -- beginning of period        $   31,390   $   28,150      11.5%   $   28,150   $   22,436
  Provision for loan losses                                    2,500        1,750      42.9%        7,500        7,053
  Charge-offs                                                 (1,465)        (989)     48.1%       (5,030)      (2,093)
  Recoveries                                                      83          156     -46.8%          770          754
                                                          ----------   ----------              ----------   ----------
  Allowance for loan losses -- end of period              $   32,508   $   29,067      11.8%   $   31,390   $   28,150
                                                          ==========   ==========              ==========   ==========
RATIOS
  Return on average assets                                      1.26%        1.32%                   1.32%        1.23%
  Return on average common shareholders' equity                14.78%       16.63%                  15.82%       17.00%
  Leverage ratio                                                8.53%        8.12%                   8.43%        7.94%
  Yield on earning assets                                       6.04%        8.27%                   7.25%        8.39%
  Cost of funds with demand accounts                            1.59%        3.68%                   2.79%        3.76%
  Net interest margin                                           4.42%        4.53%                   4.44%        4.64%
  Efficiency ratio                                             61.71%       61.30%                  61.05%       61.98%
  Noninterest expense to average earning assets                 3.77%        3.74%                   3.70%        3.70%
  Nonperforming assets to loans and other real estate           0.62%        0.34%                   0.53%        0.41%
  Net charge-offs (recoveries) to average loans                 0.21%        0.14%                   0.17%        0.06%
  Allowance for loan losses to total loans                      1.18%        1.16%                   1.17%        1.16%
  Allowance for loan losses to nonperforming loans            203.20%      397.20%                 237.82%      297.82%
COMMON STOCK PERFORMANCE
  Market value of stock -- Close                          $   33,340   $   31,375              $   31,210   $   42,938
  Market value of stock -- High                           $   34,600   $   45,563              $   45,563   $   45,625
  Market value of stock -- Low                            $   26,750   $   25,375              $   24,030   $   14,875
  Book value of stock                                     $    11.33   $     9.75              $    10.99   $     9.12
  Market/book value of stock                                     294%         322%                    284%         471%
  Price/12 month trailing earnings ratio                         21           23                      20           33
OTHER DATA
  EOP Employees                                                1,437        1,382       4.0%        1,313        1,168

PERIOD END BALANCES                                                              ($in 000's)
  Loans held for investment                               $2,750,685   $2,511,341       9.5%   $2,672,458   $2,425,498
  Loans held for sale                                         74,340       66,452      11.9%       87,024       85,939
  Investment securities                                    1,064,615      797,086      33.6%    1,068,315      848,164
  Securities purchased under resale agreements                    --       54,313    -100.0%       66,000       55,000
  Fed funds sold and other earning assets                     13,034       18,204     -28.4%        6,633       24,341
                                                          ----------   ----------              ----------   ----------
    TOTAL INTEREST-EARNING ASSETS                          3,902,674    3,447,396      13.2%    3,900,430    3,438,942
  Allowance for loan losses                                  (32,508)     (29,067)     11.8%      (31,390)     (28,150)
  Cash and due from banks                                    199,092      160,343      24.2%      272,823      331,965
  Other assets                                               238,227      249,601      -4.6%      259,293      197,585
                                                          ----------   ----------              ----------   ----------
    TOTAL ASSETS                                          $4,307,485   $3,828,273      12.5%   $4,401,156   $3,940,342
                                                          ==========   ==========              ==========   ==========
  Noninterest-bearing demand deposits                     $  904,074   $  827,502       9.3%   $  987,752   $  892,296
  Interest-bearing demand deposits                            32,927       61,858     -46.8%       38,373       62,773
  Savings deposits                                         1,439,494    1,370,507       5.0%    1,490,033    1,231,523
  Time deposits                                              939,065      836,410      12.3%      912,475      907,278
                                                          ----------   ----------              ----------   ----------
    Total deposits                                         3,315,560    3,096,277       7.1%    3,428,633    3,093,870
  Fed funds purchased and other interest-bearing
    liabilities                                              592,737      379,730      56.1%      587,979      517,761
  Other liabilities                                           23,988       30,950     -22.5%       21,402       29,273
  Minority interest in consolidated subsidiary                 1,386        1,382       0.3%        1,408        1,313
  Shareholders' equity                                       373,814      319,934      16.8%      361,734      298,125
                                                          ----------   ----------              ----------   ----------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $4,307,485   $3,828,273      12.5%   $4,401,156   $3,940,342
                                                          ==========   ==========              ==========   ==========